UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 21, 2017

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01  Regulation FD Disclosure.

IAC’s Board of Directors has determined not to pursue the Company’s previously announced plan to create a new class of non-voting stock (the “Class C Recapitalization”).  As previously reported, on December 15, 2016, IAC stockholders approved a proposed charter amendment to implement the Class C Recapitalization.  Certain stockholders brought suit in the Delaware Court of Chancery against the Company and its directors, challenging that proposed charter amendment and seeking an injunction against its execution.  IAC agreed not to effect the Class C Recapitalization during the pendency of the litigation.

The Board of Directors of IAC met on June 21, 2017.  After discussions with management of IAC and considering, among other things, recent developments in the stockholder litigation that made it unlikely that the litigation would be finally resolved until late 2018 or 2019, the burden and distraction that the litigation was likely to impose on IAC and its management, including the considerable legal and related expenses of the litigation, and other relevant information, the Board determined not to proceed with the Class C Recapitalization. As a result of the Board’s determination, the parties in the Delaware litigation challenging the Class C Recapitalization have stipulated to the dismissal of the litigation on mootness grounds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregg Winiarski

	Name:	Gregg Winiarski

	Title:	Executive Vice President, General Counsel and Secretary

Date: June 23, 2017